Exhibit 99.(k)(ii)

ADMINISTRATION AGREEMENT

BETWEEN

TRILOMA EIG GLOBAL ENERGY TERM FUND I

AND

TRILOMA ENERGY ADVISORS, LLC

This Administration Agreement (the “Agreement”) is hereby made as this [  ] day of June 2015, between TRILOMA EIG GLOBAL ENERGY TERM FUND I, a Delaware statutory trust (the “Fund”), and TRILOMA ENERGY ADVISORS, LLC, a Florida limited liability company (“Triloma” or the “Administrator”).

WHEREAS, the Fund is a newly organized, non-diversified, closed-end management investment company registered under the Investment Company Act of 1940, as amended (the “Investment Company Act”); and

WHEREAS, Triloma serves as the Fund’s investment advisor and EIG Credit Management Company, LLC (“EIG”) serves as the Fund’s investment sub-advisor; and

WHEREAS, the Fund desires to retain the Administrator to provide administrative services to the Fund, and the Administrator is willing to provide or procure such services, on the terms and conditions hereafter set forth.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the parties hereby agree as follows:

1.     Duties of the Administrator.

(a)           The Fund hereby appoints the Administrator to act as administrator to the Fund for the period and on the terms set forth in this Agreement.  The Administrator hereby accepts such appointment and agrees to provide the administrative services herein described, for the compensation herein provided.

(b)           Responsibilities of the Administrator. Subject to the supervision and the overall control of the Board of Trustees of the Fund (the “Board”), the Administrator shall act as administrator of the Fund, and furnish, or arrange for others to furnish, the administrative services, personnel and facilities necessary for the operation of the Fund, for the period and on the terms and conditions set forth in this Agreement. Without limiting the generality of the foregoing, the Administrator shall provide the Fund with office facilities, equipment, clerical, bookkeeping and record keeping services at such facilities and such other services as the Administrator, subject to review by the Board, shall from time to time determine to be necessary or useful to perform its obligations under this Agreement. The Administrator shall also, on behalf of the Fund, conduct relations with custodians, depositories, transfer agents, dividend disbursing agents, other stockholder servicing agents, accountants, attorneys, underwriters, brokers and dealers, corporate fiduciaries, insurers, banks, regulators and other persons in any other capacity deemed to be necessary or desirable. The Administrator shall make reports to the Board of its performance of obligations hereunder and furnish advice and recommendations with respect to such other aspects of the business and affairs of the Fund as it shall determine to be desirable or as requested by the Board. The Administrator shall be responsible for the financial and other records that the Fund is required to maintain pursuant to applicable law or contract and shall prepare reports to stockholders, and reports and other materials filed with the Securities and Exchange Commission (the “SEC”). The Administrator shall provide the Fund with accounting services; shall assist the Fund in determining and publishing the Fund’s net asset value; shall oversee the preparation and filing of the Fund’s tax returns; shall monitor the Fund’s compliance with tax laws and regulations; and shall prepare, and assist the Fund with any audits by an independent public accounting firm of, the Fund’s financial statements. The Administrator shall also be responsible for the printing and dissemination of reports to stockholders of the Fund and the maintenance of the Fund’s website; shall provide support for the Fund’s investor relations; and shall generally oversee the payment of the Fund’s expenses and the performance of administrative and professional services rendered to the Fund by others; and shall provide such other administrative services as the Fund may from time to time designate.

(c)           Books and Records. The Administrator, and any others with whom the Administrator subcontracts to provide the services set forth herein (a “Sub-Administrator”), agrees to maintain and keep all books, accounts and other records of the Fund that relate to activities performed by the Administrator hereunder and, if required by the Investment Company Act, will maintain and keep such books, accounts and records in accordance with the Investment Company Act. In compliance with the requirements of Rule 31a-3 under the Investment Company Act, the Administrator agrees that all records which it maintains for the Fund shall at all times remain the property of the Fund, shall be readily accessible during normal business hours, and shall be promptly surrendered upon the termination of the Agreement or otherwise on written request. The Administrator further agrees that all records it maintains for the Fund pursuant to Rule 31a-1 under the Investment Company Act shall be preserved for the periods prescribed by Rule 31a-2 under the Investment Company Act, unless any such records are earlier surrendered as provided above. Records shall be surrendered in usable machine-readable form. The Administrator shall have the right to retain copies of such records subject to observance of its confidentiality obligations under this Agreement.

(d)           Confidentiality. The parties hereto agree that each shall treat confidentially the terms and conditions of this Agreement and all information provided by each party to the other regarding its business and operations. All confidential information provided by a party hereto, including nonpublic personal information pursuant to Regulation S-P, shall be used by any other party hereto solely for the purpose of rendering services pursuant to this Agreement and, except as may be required in carrying out this Agreement, shall not be disclosed to any third party, without the prior consent of such providing party. The foregoing shall not be applicable to any information that is publicly available when provided or thereafter becomes publicly available other than through a breach of this Agreement, or that is required to be disclosed by any regulatory authority, any authority or legal counsel of the parties hereto, by judicial or administrative process, or otherwise by applicable law or regulation. For the avoidance of doubt, nothing in this provision shall be deemed to preclude disclosure of the terms of this Agreement in the Fund’s registration statement or other filings with the SEC by the Fund.

(e)           Administrative Services Not Exclusive. The services of the Administrator to the Fund are not exclusive, and the Administrator may, subject to other agreements to which it or its affiliates may be party, engage in any other business or render similar or different services to others including, without limitation, the direct or indirect sponsorship or management of other investment based accounts or commingled pools of capital, however structured, having investment objectives similar to those of the Fund, so long as its services to the Fund hereunder are not impaired thereby, and nothing in this Agreement shall limit or restrict the right of any manager, partner, member (including its members and the owners of its members), officer or employee of the Administrator to engage in any other business or to devote his or her time and attention in part to any other business, whether of a similar or dissimilar nature, or to receive any fees or compensation in connection therewith. The Administrator assumes no responsibility under this Agreement other than to render the services called for hereunder. It is understood that trustees, officers, employees and shareholders of the Fund are or may become interested in the Administrator and its affiliates, as directors, officers, employees, partners, shareholders, members, managers or otherwise, and that the Administrator and directors, officers, employees, partners, shareholders, members and managers of the Administrator and its affiliates are or may become similarly interested in the Fund as shareholders or otherwise.

2.     Compensation; Allocation of Expenses.

(a)           Compensation. In full consideration of the provision of the services of the Administrator, the Fund will pay the Administrator an administration fee (the “Administration Fee”) for its services under this Agreement. The Administration Fee shall be calculated weekly and payable monthly in arrears and will consist of two components:

(i)    a fixed fee of $31,250 per month, and

(ii)   a variable fee calculated weekly at the following annual rates and payable monthly in arrears based on the net assets of the Fund as of each week-end, subject to a minimum monthly fee of $10,417:

•      0.10% on net assets below $300,000,000;

•      0.07% on the next $300,000,000 of net assets;

•      0.06% on the next $900,000,000 of net assets; and

•      0.05% on net assets above $1,500,000,000.

The determination of net assets shall be in accordance with United States generally accepted accounting principles. The Administration Fee for any partial month will be prorated.

(b)           Allocation of Costs and Expenses. All personnel of the Administrator, when and to the extent engaged in providing administrative services hereunder, and the compensation and routine overhead expenses of such personnel allocable to such services, shall be provided and paid for by the Administrator and not by the Fund. The Fund shall bear all reasonable costs and expenses that are incurred in its operation and transactions including, but not limited to, those relating to:

(i)          corporate and organization and offering expenses relating to offerings of Shares (except expenses paid by EIG under the Expense Support and Reimbursement Agreement);

(ii)         the cost of calculating the NAV of Shares, including the cost of any third-party pricing or valuation services;

(iii)        the cost of effecting sales and repurchases of Shares and other securities;

(iv)        the Management Fee and Incentive Fee;

(v)         the Administration Fee;

(vi)        fees payable to third parties relating to, or associated with, monitoring the Fund’s financial and legal affairs, making investments, and valuing investments, including fees and expenses associated with performing due diligence reviews of prospective investments;

(vii)       investment-related expenses (e.g., expenses that, in the Administrator’s discretion, are related to the investment of the Fund’s assets, whether or not such investments are consummated), including (as applicable) brokerage commissions, borrowing charges on securities sold short, clearing and settlement charges, recordkeeping, interest expenses, dividends on securities sold but not yet purchased, margin fees, investment related travel and lodging expenses and research-related expenses and other due diligence expenses;

(viii)      professional fees relating to investments, whether or not such investments are consummated, including expenses of consultants, investment bankers, attorneys, accountants and other experts;

(ix)        all costs and charges for equipment or services used in communicating information regarding the Fund’s transactions among Triloma, EIG and any custodian or other agent engaged by the Fund;

(x)         transfer agent and custodial fees;

(xi)        fees and expenses associated with marketing efforts;

(xii)       federal and any state registration or notification fees;

(xiii)      federal, state and local taxes;

(xiv)      fees and expenses, including travel expenses, of Trustees not also serving in an executive officer capacity for the Fund, Triloma or EIG;

(xv)       cost of Board and shareholder meetings, proxy statements, Shareholders’ reports and notices;

(xvi)      the costs of preparing, printing and mailing reports and other communications, including tender offer correspondence or similar materials, to Shareholders;

(xvii)     fidelity bond, Trustees and officers/errors and omissions liability insurance and other insurance premiums;

(xviii)    direct costs such as printing, mailing and long distance telephone;

(xix)      Fund counsel legal expenses (including those expenses associated with preparing the Fund’s public filings, attending and preparing for Board meetings, as applicable, and generally serving as counsel to the Fund);

(xx)       external accounting expenses (including fees and disbursements and expenses related to the annual audit of the Fund and the preparation of the Fund’s tax information);

(xxi)      costs associated with reporting and compliance obligations under the 1940 Act and applicable federal and state securities laws, including compliance with The Sarbanes-Oxley Act of 2002;

(xxii)     costs associated with the Fund’s chief compliance officer, but only as long as the chief compliance officer is being provided by a third party compliance firm; and

(xxiii)    any Fund expenses incurred outside of the ordinary course of the Fund’s business, including, without limitation, costs incurred in connection with any claim, litigation, arbitration, mediation, government investigation or similar proceeding and indemnification expenses as provided for in the Fund’s respective organizational documents.

Any Fund expense paid by the Administrator shall be reimbursed by the Fund promptly following the Administrator’s presentation to the Fund of the corresponding written invoice documenting such Fund expense.

(c)           Waiver of the Administration Fee. The Administration Fee may be waived in whole or in part at the discretion of the Administrator. All or any part of the Administration Fee waived in any month shall be deferred without interest and may be recovered by the Administrator in any subsequent month at the discretion of the Administrator.

3.     Limitation of liability; Indemnification.

In the absence of (a) willful misfeasance, bad faith or gross negligence on the part of the Administrator in the performance of its obligations and duties hereunder, (b) reckless disregard by the Administrator of its obligations and duties hereunder, or (c) a loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services (in which case any award of damages shall be limited to the period and the amount set forth in Section 36(b)(3) of the Investment Company Act), the Administrator shall not be subject to any liability whatsoever to the Fund, or to any shareholder for any error of judgment, mistake of law or any other act or omission in the course of, or connected with, rendering services hereunder including, without limitation, for any losses that may be sustained in connection with the purchase, holding, redemption or sale of any security on behalf of the Fund.

(a) To the fullest extent permitted by law, the Fund shall, subject to Section 3(c) of this Agreement, indemnify the Administrator (including for this purpose each officer, director, shareholder, member, principal, partner, manager, employee or agent of, any person who controls, is controlled by or is under common control with, or any other person designated by the Administrator as an indemnitee (as defined herein) on behalf of the Fund, the Administrator, and their respective executors, heirs, assigns, successors or other legal representatives (each such person, including the Administrator, being referred to as an “indemnitee”)) against all losses, claims, damages, liabilities, costs and expenses arising by reason of being or having been Administrator to the Fund, or the past or present performance of services to the Fund in accordance with this Agreement by the indemnitee, except to the extent that the loss, claim, damage, liability, cost or expense has been finally determined in a judicial decision on the merits from which no further appeal may be taken in any action, suit, investigation or other proceeding to have been incurred or suffered by the indemnitee by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of the indemnitee’s office.  These losses, claims, damages, liabilities, costs and expenses include, but are not limited to, amounts paid in satisfaction of judgments, in compromise, or as fines or penalties, and counsel fees and expenses, incurred in connection with the defense or disposition of any action, suit, investigation or other proceeding, whether civil or criminal, before any judicial, arbitral, administrative or legislative body, in which the indemnitee may be or may have been involved as a party or otherwise, or with which such indemnitee may be or may have been threatened, while in office or thereafter.  The rights of indemnification provided under this Section 3 are not to be construed so as to provide for indemnification of an indemnitee for any liability (including liability under U.S. federal securities laws which, under certain circumstances, impose liability even on persons that act in good faith) to the extent (but only to the extent) that indemnification would be in violation of applicable law, but shall be construed so as to effectuate the applicable provisions of this Section 3.

(b) Expenses, including counsel fees and expenses, incurred by any indemnitee (but excluding amounts paid in satisfaction of judgments, in compromise, or as fines or penalties) may be paid from time to time by the Fund in advance of the final disposition of any action, suit, investigation or other proceeding upon receipt of an undertaking by or on behalf of the indemnitee to repay to the Fund amounts paid if a determination is made that indemnification of the expenses is not authorized under Section 3(a) of this Agreement, so long as (i) the indemnitee provides security for the undertaking, (ii) the Fund is insured by or on behalf of the indemnitee against losses arising by reason of the indemnitee’s failure to fulfill his, her or its undertaking, or (iii) a majority of the trustees of the Fund who are not “interested persons” (as that term is defined in the Investment Company Act) of the Fund (“Independent Trustees”) (excluding any trustee who is or has been a party to any other action, suit, investigation or other proceeding involving claims similar to those involved in the action, suit, investigation or proceeding giving rise to a claim for advancement of expenses under this Agreement) or independent legal counsel in a written opinion determines based on a review of readily available facts (as opposed to a full trial-type inquiry) that reason exists to believe that the indemnitee ultimately shall be entitled to indemnification.

(c) As to the disposition of any action, suit, investigation or other proceeding (whether by a compromise payment, pursuant to a consent decree or otherwise) without an adjudication or a decision on the merits by a court, or by any other body before which the proceeding has been brought, that an indemnitee is liable to the Fund or its shareholders by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of the indemnitee’s office, indemnification shall be provided in accordance with Section 3(a) of this Agreement if (i) approved as in the best interests of the Fund by a majority of the Independent Trustees (excluding any Board trustee who is or has been a party to any other action, suit, investigation or other proceeding involving claims similar to those involved in the action, suit, investigation or proceeding giving rise to a claim for indemnification under this Agreement) upon a determination based upon a review of readily available facts (as opposed to a full trial-type inquiry) that the indemnitee acted in good faith and in the reasonable belief that the actions were in the best interests of the Fund and that the indemnitee is not liable to the Fund or its shareholders by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of the indemnitee’s office or (ii) the Board trustees secure a written opinion of independent legal counsel based upon a review of readily available facts (as opposed to a full trial-type inquiry) to the effect that indemnification would not protect the indemnitee against any liability to the Fund or its shareholders to which the indemnitee would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of the indemnitee’s office.

(d) Any indemnification or advancement of expenses made in accordance with this Section 3 shall not prevent the recovery from any indemnitee of any amount if the indemnitee subsequently is determined in a final judicial decision on the merits in any action, suit, investigation or proceeding involving the liability or expense that gave rise to the indemnification or advancement of expenses to be liable to the Fund or its shareholders by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of the indemnitee’s office.  In any suit brought by an indemnitee to enforce a right to indemnification under this Section 3, it shall be a defense that, and in any suit in the name of the Fund to recover any indemnification or advancement of expenses made in accordance with this Section 3 the Fund shall be entitled to recover the expenses upon a final adjudication from which no further right of appeal may be taken that, the indemnitee has not met the applicable standard of conduct described in this Section 3.  In any suit brought to enforce a right to indemnification or to recover any indemnification or advancement of expenses made in accordance with this Section 3, the burden of proving that the indemnitee is not entitled to be indemnified, or to any indemnification or advancement of expenses, under this Section 3 shall be on the Fund (or on any shareholder acting derivatively or otherwise on behalf of the Fund or its shareholders).

(e) An indemnitee may not satisfy any right of indemnification or advancement of expenses granted in this Section 3 or to which he, she or it may otherwise be entitled except out of the assets of the Fund, and no shareholder shall be personally liable with respect to any such claim for indemnification or advancement of expenses.

(f)  The rights of indemnification provided in this Section 3 shall not be exclusive of or    affect any other rights to which any person may be entitled by contract or otherwise under law.

Nothing contained in this Section 3 shall affect the power of the Fund to purchase and maintain liability insurance on behalf of the Administrator or any indemnitee.

4.     Miscellaneous.

(a)           Administrator Personnel.  The Administrator shall authorize and permit any of its directors, officers or employees who may be elected or appointed as directors or officers of the Fund to serve in the capacities in which they are elected or appointed.  Services to be furnished by the Administrator under this Agreement may be furnished through the medium of any of such directors, officers or employees.  The Administrator shall make its directors, officers and employees available to attend meetings of the Board as may be reasonably requested by the Board from time to time.  The Administrator shall prepare and provide such reports on the Fund and its operations as may be reasonably requested by the Board from time to time.

(b)           Independent Contractor.  Except as otherwise provided herein or authorized by the Board from time to time, the Administrator and any Sub-Administrator shall for all purposes herein be deemed to be an independent contractor and shall have no authority to act for or represent the Fund in any way or otherwise be deemed an agent of the Fund.

5.     Effectiveness, Duration and Termination.

(a)           Term and Effectiveness. This Agreement shall become effective as of the date above written. This Agreement shall remain in effect for two years from such date, and thereafter shall continue automatically for successive annual periods, provided that such continuance is specifically approved at least annually by (i) the vote of the Board, or by the vote of a majority of the outstanding voting securities of the Fund and (ii) the vote of a majority of the Fund’s Independent Trustees, in accordance with the requirements of the Investment Company Act.

(b)           Termination. This Agreement may be terminated at any time, without the payment of any penalty, (i) by the Fund upon 60 days’ written notice to the Administrator, (x) upon the vote of a majority of the outstanding voting securities of the Fund, or (y) by the vote of the Fund’s Independent Trustees, or (ii) by the Administrator upon 60 days’ written notice to the Fund. This Agreement shall automatically terminate in the event of its “assignment” (as such term is defined for purposes of Section 15(a)(4) of the Investment Company Act). The provisions of Section 3 of this Agreement shall remain in full force and effect, and the Administrator shall remain entitled to the benefits thereof, notwithstanding any termination or expiration of this Agreement. Further, notwithstanding the termination or expiration of this Agreement as aforesaid, the Administrator shall be entitled to receive from the Fund within 30 days after the effective date of such termination or expiration any amounts owed to it under Section 2 through the date of termination or expiration.

6.     Notices.

Any notice under this Agreement shall be given in writing, addressed and delivered or mailed, postage prepaid, to the other party at its principal office.

7.     Amendments.

This Agreement may be amended in writing by mutual consent of the parties hereto, subject to the provisions of the Investment Company Act and the Declaration of Trust.

8.     Entire Agreement; Governing Law.

This Agreement contains the entire agreement of the parties and supersedes all prior agreements, understandings and arrangements with respect to the subject matter hereof. Notwithstanding the place where this Agreement may be executed by any of the parties hereto, this Agreement shall be construed in accordance with the laws of the State of New York. For so long as the Fund is registered as an investment company under the Investment Company Act, this Agreement shall also be construed in accordance with the applicable provisions of the Investment Company Act and any other then-current regulatory interpretations thereunder. To the extent the applicable laws of the State of New York, or any of the provisions herein, conflict with the provisions of the Investment Company Act, the latter shall control.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on the date above written.

TRILOMA EIG GLOBAL ENERGY TERM FUND I

By:
Name:
Title:

TRILOMA ENERGY ADVISORS, LLC

By:
Name:
Title: